Rule 424(b)(3)
                                            File Nos. 333-74042 and 333-74042-03

PRICING SUPPLEMENT NO. 34 DATED January 13, 2003
(To Prospectus Dated December 4, 2001, as Supplemented December 21, 2001)

                                                    COUNTRYWIDE HOME LOANS, INC.
                                                     Medium-Term Notes, Series K
                                      Due Nine Months or More From Date of Issue
                                          Payment of Principal, Premium, if any,
                            and Interest Fully and Unconditionally Guaranteed by
                                               COUNTRYWIDE FINANCIAL CORPORATION
                                                           Fixed Rate Notes


Trade Date:                January 13, 2003                   Book Entry:    |x|
Issue Price:               100%                               Certificated:  |_|
Original Issue Date:       January 24, 2003 Principal Amount:        $25,000,000
Stated Maturity Date:      January 24, 2018 Net Proceeds:            $24,400,000
Interest Rate:             6.00%            Specified Currency:     U.S. Dollars


Exchange Rate Agent:       N/A

Agent:                     Countrywide Securities Corporation

Minimum Denomination:      $1,000
          Interest Payment Dates: Semi-annually on the 24th of January and July, commencing on July 24, 2003
Record Dates: 10 days prior to the Interest Payment Date

Redemption:                                               Repayment:

          Check box opposite applicable paragraph: Check box opposite applicable paragraph:
          |_| The Notes cannot be redeemed prior to maturity. |_| The Notes cannot be repaid prior to maturity.
          |x| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:  January 24, 2006        Optional Repayment Dates:
     Initial Redemption Percentage:  100%
     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |x|

          Additional/Other Terms: The notes may be redeemed at any time, in whole or in part, on or after the Initial Redemption Date upon 10 business days' notice to Holder.


          The Notes to which this Pricing Supplement relate will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loans' other unsecured and unsubordinated indebtedness. As of September 30, 2002, Countrywide Financial Corporation (formerly known as Countrywide Credit Industries, Inc.) did not have any secured indebtedness outstanding, and Countrywide Home Loans had $280,226,889 of secured indebtedness outstanding. As of that date, Countrywide Home Loans had $16,017,992,015 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.

          You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Home Loans, Inc. and Countrywide Financial Corporation have not, and the Agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Home Loans, Inc. and Countrywide Financial Corporation are not, and the Agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.


          You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Home Loans, Inc. and Countrywide Financial Corporation may have changed since that date.